                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 Amendment No. 1
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): December 22, 2000

                            internet.com Corporation
  -----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      Delaware                     000-26393                    06-1542480
    ------------                 -------------                --------------
(State or other              (Commission File No.)             (I.R.S. Employer
  jurisdiction                                               Identification No.)
of incorporation)

23 Old Kings Highway South
   Darien, Connecticut                                             06820
--------------------------                                       ---------
(Address of principal                                             (Zip Code)
  executive offices)

Registrant's telephone number, including area code:   (203) 662-2800
                                                      --------------

                                       N/A
 ------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS.

      On December 22, 2000 (the "Effective Date"), the Registrant agreed to acquire (the "Acquisition") certain assets and to assume certain liabilities (collectively, the "Content Business of EarthWeb") of EarthWeb Inc., a Delaware corporation ("EarthWeb"), pursuant to an Asset Purchase Agreement (the "Purchase Agreement"), dated as of December 22, 2000, by and between the Registrant and EarthWeb. The Acquisition closed on December 26, 2000.

      The consideration paid in the Acquisition (which was determined as a result of arms'-length negotiations) consisted of $500,000 in cash plus the assumption of certain de minimus liabilities of EarthWeb. In addition, the Registrant agreed to provide EarthWeb with advertising services to be provided over a three year period.

      The Registrant intends to integrate the acquired assets, which include 14 Web sites and 18 e-mail newsletters with the operations of the Registrant's existing business.

      This transaction was initially reported by the Registrant in a Current Report on Form 8-K filed on December 26, 2000. This Amendment is being filed to amend Items 7(a) and 7(b) of such report in their entirety.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED:

            The combined financial statements of the Content Business of EarthWeb Inc. and the report of Pricewaterhouse Coopers LLP, EarthWeb's independent public accountants, relating to such combined financial statements are attached hereto.

      (b) PRO FORMA FINANCIAL INFORMATION:

            Under accounting principles generally accepted in the United States, the acquisition of the Content Business of EarthWeb will be accounted for under the purchase method of accounting. Accordingly, the cost to acquire the Content Business of EarthWeb will be allocated to the assets acquired and liabilities assumed based on their respective fair values, with the excess to be allocated to goodwill. The final valuations to determine the fair value of The Content Business of EarthWeb's assets acquired and liabilities assumed have not been performed and, accordingly, the related adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to further revisions and adjustments. For purposes of this presentation, the carrying amounts of the Content Business of EarthWeb tangible net assets acquired was assumed to approximate fair value. Therefore, the excess of purchase price over the historical net book value of the net assets of the Content Business of EarthWeb has been classified on the pro forma balance sheet as "Intangible Assets". Upon completion of the determination of fair value, the purchase price will be allocated to specific assets and liabilities of the Content Business of EarthWeb. It is anticipated that there will be reductions to and increases in the carrying amounts of assets. Accordingly, the final valuation could result in materially different allocations of the purchase price compared to the amounts presented in the following pro forma information, resulting in corresponding changes in depreciation and amortization amounts. Based on a preliminary calculation of the consideration paid for the acquisition of the Content Business of EarthWeb, the total cash purchase price is approximately $585,000, including transaction costs incurred to date of $85,000. The goodwill and other intangibles acquired, based on the excess of the estimated purchase price (including among other things, the current value of advertising services to be provided over a three-year period) over the net book value of net assets to be acquired, is currently estimated to be $3.3 million.

            The unaudited pro forma condensed consolidating financial statements of internet.com Corporation ("internet.com") attached hereto are not necessarily indicative of the results that actually would have been attained if the Acquisition had been in effect on the dates indicated or which may be attained in the future. Such statements should be read in conjunction with the historical statements of internet.com and the Content Business of EarthWeb.

            The combined financial statements of the Content Business of EarthWeb, are a carve out and have been derived from the financial statements and accounting records of the Content Business of EarthWeb using the historical results of operations and the historical basis of the assets and liabilities of the Content Business of EarthWeb as if it were a separate entity for all periods presented. EarthWeb's management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Content Business of EarthWeb's results of operations and financial position in the future or what its results of operations or financial position would have been had the Content Business of EarthWeb been a stand-alone company during the periods presented.

            Certain pro forma eliminations were recorded by internet.com Corporation ("internet.com") to the financial statements of the Content Business of EarthWeb to properly eliminate the paid products division and certain business lines of the content business of EarthWeb, that were not acquired, by internet.com.

            These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes and other financial information pertaining to internet.com including the internet.com financial statements for the year ended December
            31, 1999 and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included internet.com's annual report on Form 10K.


      (c) EXHIBITS:

       99.1   Press release, dated December 26, 2000, of internet.com
              Corporation*

       *      Previously filed

                        CONTENT BUSINESS OF EARTHWEB INC.
                          COMBINED FINANCIAL STATEMENTS
                 THE PERIOD FROM JANUARY 1 TO DECEMBER 26, 2000
                      AND THE YEAR ENDED DECEMBER 31, 1999




                                    Contents


Report of Independent Accountants ........................................    4
Combined Balance Sheets ..................................................    5
Combined Statements of Operations ........................................    6
Combined Statements of Changes in Invested (Deficit) Equity ..............    7
Combined Statements of Cash Flows ........................................    8
Notes to Combined Financial Statements.................................... 9-20

Report of Independent Accountants



February 16, 2001

To the Board of Directors of EarthWeb Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in invested equity and cash flows present fairly, in all material respects, the financial position of the Content Business of EarthWeb Inc., (the "Company") at December 26, 2000 and December 31, 1999, and the results of its operations and its cash flows for the period January 1, 2000 to December 26, 2000 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is a fully integrated business of EarthWeb Inc. ("EarthWeb"); consequently, as indicated in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of EarthWeb, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relies on EarthWeb for certain distributions, administrative, management and other services. Accordingly, these combined financial statements do not necessarily reflect the financial position, results of operations, changes in invested equity and cash flows of the Company had it been a separate stand-alone entity, independent of EarthWeb.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                    PricewaterhouseCoopers, LLP

NEW YORK, NEW YORK

                        CONTENT BUSINESS OF EARTHWEB INC.
                             COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                 DECEMBER 26,   DECEMBER 31,
                                                     2000           1999
                                                -------------------------------
ASSETS:
Current assets:
  Cash.........................................           $  --         $   --
  Accounts receivable, net.....................           2,822          3,366
  Prepaid expenses and other current assets....             441            950
                                                -------------------------------
    Total current assets.......................           3,263          4,316
Fixed assets, net..............................           2,453          6,094
Intangible assets, net.........................              --         22,779
Other assets...................................             855          1,523
                                                -------------------------------
    Total assets...............................          $6,571        $34,712
                                                ===============================

LIABILITIES AND INVESTED (DEFICIT) EQUITY:
Current liabilities:
  Accounts payable and accrued expenses........          $3,919        $ 7,712
  Amounts due under acquisition agreements.....              96            622
  Accrued restructuring charges................           5,994             --
  Deferred Revenue.............................           1,354          1,286
  Leases payable - short term..................           1,242            386
  Notes payable - short-term...................             524            486
                                                -------------------------------
  Total current liabilities....................          13,129         10,492
                                                -------------------------------
Convertible notes payable......................              --          5,743
Leases payable -- long term....................             675            612
Notes Payable -- long term.....................             156            782
Other liabilities..............................             366          1,327
                                                -------------------------------
    Total liabilities..........................          14,326         18,956

Commitments and contingencies
                                                -------------------------------
    Invested (deficit) equity..................         (7,755)         15,756
                                                -------------------------------
    Total liabilities and invested
      (deficit) equity.........................         $6,571         $34,712
                                                ===============================



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                   STATEMENTS.

                        CONTENT BUSINESS OF EARTHWEB INC.
                        COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                               JANUARY 1, 2000    YEAR ENDED
                                               TO DECEMBER 26,   DECEMBER 31,
                                                    2000             1999
                                              ---------------------------------

Revenues ......................................$ 19,719            $ 12,895
Cost of revenues ..............................  11,603               7,960
                                              ---------------------------------
Gross profit ..................................   8,116               4,935
                                              ---------------------------------
Operating expenses:
  Product development .........................   5,383               3,479
  Sales and marketing .........................  23,023              20,905
  General and administrative ..................   6,751               5,639
  Depreciation ................................   4,303               1,224
  Amortization ................................  10,470               4,561
  Restructuring and impairment charges ........  37,318                  --
                                              ---------------------------------
  Total operating expenses                       87,248              35,808
                                              ---------------------------------

Loss from operations........................... (79,132)            (30,873)
Interest expense ..............................   1,701                 472
                                              ---------------------------------
Net loss ......................................$(80,833)           $(31,345)
                                              =================================


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                        CONTENT BUSINESS OF EARTHWEB INC.
           COMBINED STATEMENTS OF CHANGES IN INVESTED (DEFICIT) EQUITY
                                 (IN THOUSANDS)

                                                   JANUARY 1 TO      YEAR ENDED
                                                   DECEMBER 26,     DECEMBER 31,
                                                       2000             1999
                                                 -------------------------------
Owner's Net Investment:
Beginning balance ............................        $ 15,756         $  1,351
Net income (loss) ............................         (80,833)         (31,345)
Cash transfers from EarthWeb .................          51,473           32,566
Equity transfers from EarthWeb Inc. ..........           5,849           13,184
                                                 -------------------------------
Ending balance ...............................        $ (7,755)        $ 15,756
                                                 ===============================



     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                        CONTENT BUSINESS OF EARTHWEB INC.
                        COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   JANUARY 1, 2000        YEAR ENDED
                                                   TO DECEMBER 26,       DECEMBER 31,
                                                        2000                1999
                                                   -------------------------------------
CASH FLOWS USED IN OPERATING ACTIVITIES:
     Net loss ....................................       $(80,833)       $(31,345)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
     Depreciation ................................          4,303           1,224
     Amortization ................................         10,470           4,561
     Restructuring and impairment charges ........         37,318              --
     Non cash interest expense ...................            106             376
     Provision for doubtful accounts .............          1,442             297

CHANGES IN OPERATING ASSETS AND LIABILITIES:
     Accounts receivable .........................         (1,648)         (1,815)
     Prepaid expenses and other current assets....             67            (126)
     Other assets ................................             18            (828)
     Accounts payable and accrued expenses........         (2,876)          1,009
     Other liabilities ...........................            358             521
                                                   -------------------------------------
         Net cash used in operating activities            (31,275)        (26,126)
                                                   -------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of fixed assets ..................          (8,113)         (2,775)
     Payments for acquisitions ..................          (3,765)         (2,152)
     Purchase of investments securities..........              --            (662)
                                                   -------------------------------------
     Net cash used in investing activities ......         (11,878)         (5,589)
                                                   -------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Transfers from EarthWeb Inc. ...............          51,473          32,566
     Payments of principal on capital lease and
       notes payable ............................          (1,949)           (851)
     Payments of obligations under acquisition
       agreements ...............................          (6,371)             --
                                                   -------------------------------------
Net cash provided by financing activities .......          43,153          31,715
                                                   -------------------------------------
Net decrease in cash for the period .............              --             --

Cash and cash equivalents, beginning of period ..              --             --
                                                   -------------------------------------
Cash and cash equivalents, end of period ........        $     --         $   --
                                                   =====================================
Supplemental disclosure of non-cash investing
       and financing activities:
Conversion of promissory notes ..................        $  5,849         $   --
Earthweb common stock issued for acquisitions ...              --          13,184
Acquisition of computer equipment and software
 through capital leases .........................        $  2,051        $  1,093


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                   STATEMENTS.

                        CONTENT BUSINESS OF EARTHWEB INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.    BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

EarthWeb Inc. is an IT Career Solutions Company and is the leading online provider of career development resources to the world's Information Technology professionals. EarthWeb provides services to hire and retain IT professionals through dice.com, an online IT job board and through MeasureUp, a provider of preparation products for IT professional certifications.

Through December 26, 2000 EarthWeb Inc. owned and operated an online advertising and subscription supported content business (the "Content Business"). The Content Business of EarthWeb Inc. ("the Company") provides a comprehensive set of and information to information technology (IT) professionals serving each of the major vertical markets in the IT industry, including enterprise management, networking and telecommunications, software and internet development, and hardware and systems.

On December 26, 2000, EarthWeb Inc. completed the sale of certain assets of the Content Business to internet.com Corporation. These assets primarily consisted of web sites which included Earthweb.com (www.Earthweb.com), Developer.com (www.developer.com), Datamation (www.datamation.com), CrossNodes (www.crossnodes.com), SysOpt.com (www.sysopt.com), ERP Hub (www.erphub.com), Open Source IT (www.opensourceit.com), Javascripts.com (www.javascripts.com), JARS.com (www.jars.com), HTML Goodies (www.htmlgoodies.com), Gamelan (www.gamelan.com), CodeGuru.com (www.codeguru.com), Intranet Journal (www.intranetjournal.com), CIN (http://www.cin.Earthweb.com/) and Earthweb Direct (www.Earthwebdirect.com), and certain computer equipment, furniture and fixtures and leasehold improvements related to the operations of those sites.

The consideration received by EarthWeb for these assets was $0.5 million in cash and a three-year commitment by internet.com to deliver advertising impressions on internet.com's network of web sites in order to promote EarthWeb's remaining web sites; EarthWeb has valued the internet.com commitment to deliver advertising impressions at approximately $2.2 million.

Also on December 26, 2000, EarthWeb announced that it was exiting the remaining content businesses that were not sold to internet.com, which primarily included its subscription based online reference library, ITKnowledge.

The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon EarthWeb's ability to establish profitable operations and has historically been dependent on EarthWeb's ability to raise additional financing though public or private equity or debt financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. The Company has been dependent on EarthWeb to provide funding to meet its needs in the ordinary course of business. These factors raise substantial doubt about the Company's ability to continue as a going concern as an independent entity.

BASIS OF PRESENTATION

The combined financial statements have been derived from the financial statements and accounting records of EarthWeb using the historical results of operations and the historical basis of the assets and liabilities of the Company as if it were a separate entity for all periods presented. Management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented.

The combined financial statements include allocations of certain EarthWeb corporate headquarters' assets, liabilities, and expenses relating to the Company's businesses. General corporate overhead has been allocated either based on the ratio of the Company's costs and expenses to EarthWeb's costs and expenses or based on the ratio of the Company's number of employees to EarthWeb's employees. EarthWeb's general corporate overhead primarily includes cash management, legal, accounting, tax, insurance, investor relations and public relations costs. For the period January 1, 2000 to December 26, 2000 and the year ended December 31, 1999 approximately $5.4 million and $4.0 million of general corporate overhead was allocated to the Content Business, respectively.

EarthWeb uses a centralized approach to cash management and the financing of its operations. Cash received by the Company is transferred to EarthWeb on a regular basis and is netted against the owner's net investment account. As a result, none of EarthWeb's cash, cash equivalents, or debt at the corporate level has been allocated to the Company in the combined financial statements. Changes in invested equity represent funding required from EarthWeb for working capital, acquisition or capital expenditure requirements after giving effect to the Company's transfers to or from EarthWeb of its cash flows from operations.

RISKS AND UNCERTAINTIES

The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web customers, vendors and/or subscribers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

2.    SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES

PRINCIPLES OF COMBINATION

These combined financial statements include the accounts of the Content Business, which includes certain accounts of EarthWeb Inc. and EarthWeb Knowledge Products, Inc. and an allocation of certain assets, liabilities and expenses of EarthWeb. Transactions between EarthWeb and the Company are included in these financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions relate to the allocation of cost of sales, product development expenses, sales and marketing expenses, general and administrative expenses, of fixed assets, capitalized software, other intangibles, expense accruals and interest expense. Actual amounts could differ from those estimates.

REVENUE RECOGNITION

The Company generates several types of revenue including the following:

ADVERTISING: Advertising revenues include banners and sponsorships and are recognized over the period in which the advertisements are displayed on the Company's Web sites, provided that no significant company obligations remain and collection of the receivables are reasonably assured. Obligations for banner and sponsorship advertising typically include guarantees of a minimum number of "impressions" (times that an advertisement is viewed by users of the Company's online services over a specified period of time). To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the guaranteed impressions are achieved. For the period of January 1, 2000 to December 26, 2000 and year ended December 31, 1999 advertising revenues represented approximately 86% and 81% of revenues, respectively.

Revenues and expenses from barter transactions are recorded based upon estimated fair value of the advertisements delivered. Fair value of advertisements delivered is based upon the Company's recent historical practice of receiving cash for similar advertisements. Revenue from barter transactions (representing advertisements given) is recognized as income when advertisements are delivered on the Company's Web sites. Barter expense (representing advertisements received) is recognized when the Company's advertisements are run on other companies' Web sites, which is typically in the same period when the related barter revenue is recognized. For the period of January 1, 2000 to December 26, 2000 and the year ended December 31, 1999 barter transactions were $5.1 million and $3.1 million of total revenues, respectively.

SUBSCRIPTION REVENUE: The Company offers monthly, quarterly and annual subscriptions to ITknowledge.com, TPJ.com and SupportSource. The SupportSource product line was discontinued in the third quarter of 2000. Subscription revenue is either recognized ratably over the life of the subscription or, when a subscription includes the receipt of updates, over the term of the total deliveries based on the relative value of each delivered update. Accordingly, amounts received for services that have not yet been provided are reflected as deferred revenue in the accompanying balance sheets.

INTEREST EXPENSE

The Company's combined financial statements include allocated interest expense totaling approximately $1.7 million for the period January 1, 2000 to December 26, 2000. The interest rate used reflects EarthWeb's historical interest rate stipulated in its convertible debt offering of 7%. The average outstanding balance utilized for the interest expense calculation was approximately $21.6 million for the period January 1, 2000 to December 26, 2000. The outstanding balance utilized to calculate interest expense represent the average cash used in operations and do not necessarily reflect the level the Company would assume as a stand-alone company. No interest was allocated for the period ended December 31, 1999 since EarthWeb relied solely on equity funding during that period.

The Company believes these are reasonable estimates of the cost of financing the Company's assets and operations in the past. However, the Company may not be able to obtain financing at interest rates similar to those used for the interest expense calculation. Accordingly, the Company's interest expense as a stand-alone company may be higher than that reflected in the combined financial statements.

CONCENTRATION OF CREDIT RISK

The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. The Company's services are provided to customers in several industries worldwide. Accounts receivable are stated net of allowances for doubtful accounts of approximately $1.6 million and $0.4 million of December 26, 2000 and December 31, 1999. For each of the periods presented, no single customer accounted for more than 10% of revenue.

FIXED ASSETS

Depreciation of equipment, furniture and fixtures and computer software is provided for by the straight-line method over estimated useful lives ranging from three to five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

INTANGIBLE AND LONG-LIVED ASSETS

Intangible assets consist of trademarks and the remaining excess purchase price paid over identified intangible and tangible net assets acquired. Intangible assets that are related to acquisitions of web-based businesses are amortized using the straight-line method over the period of three to four years. The Company assesses the recoverability of its intangible assets by determining whether the carrying value can be recovered through estimated future cash flows over its remaining life. If estimated future cash flows indicate that the unamortized balance will not be recovered, an adjustment will be made to reduce the carrying value to an amount consistent with estimated future cash flows discounted at the Company's incremental borrowing rate. Cash flow estimates are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

During the fourth quarter of calendar 2000, EarthWeb decided to sell part of the Content Business to internet.com and to exit the remaining content businesses. These transactions, as well as revisions to future cash flow estimates due primarily to changes in the economic environment, resulted in the write-off of substantially all of the remaining intangible and long-lived assets of $21.5 million during the period ended December 26, 2000.

INCOME TAXES

EarthWeb manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone entity. The provision (credit) for income taxes has been determined as if the Company were a separate taxpayer.



COMPREHENSIVE INCOME

The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" in 1998. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company did not have any comprehensive income items to report.

SEGMENTS

The Company has determined that it does not have any separately reportable business segments as of December 26, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 established new accounting and reporting standards for derivative financial instruments and for hedging activities. SFAS 133 requires the Company to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. The effective date of this standard was deferred to all fiscal quarters of years beginning after June 15,2000 by SFAS No. 137 (SFAS 137), "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No.133." SFAS 137 is not expected to have a material impact on the Company's combined results of operations, financial position and cash flows.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements and requires adoption no later than the fourth quarter of the Company's fiscal 2000. The Company adopted SAB 101 in 2000 and it did not have a material impact on the Company's combined results of operations, financial position, and cash flows.

3.    ACQUISITIONS

In February 2000, EarthWeb acquired Cambridge Information Network ("CIN"), a leading Web site for IT executives. The consideration totaled approximately $8.0 million, $3.0 million of which was paid at closing in cash, $1.0 million of which was paid in March 2000 with 39,678 shares of EarthWeb common stock, $1.0 million of which was paid in June 2000 in cash and $3.0 million of which was paid in cash in October 2000.

In August 1999, EarthWeb acquired the website codeguru.com, an online service for Windows programmers, for approximately $10.1 million, payable in the form of approximately 285,000 shares of EarthWeb common stock. In September 2000 EarthWeb paid approximately $0.3 million in cash pursuant to earnout obligations under this acquisition.

In July 1999, EarthWeb acquired the website SysOpt.com, an online service which provides information on computer hardware products for approximately $1.9 million. The consideration paid was in the form of $0.9 million in cash and a $0.9 million convertible note payable. In July 2000 this convertible promissory note was converted into approximately 19,200 shares of EarthWeb common stock. Additional consideration in the form of cash or stock, related to the SysOpt.com acquisition, with an aggregate value of up to approximately $1.3 million may be required to be paid if certain contingencies are met, such amounts would be payable through November 2002.

In March 1999, EarthWeb acquired MicroHouse International, Inc., ("MicroHouse") now known as EarthWeb Knowledge Products, Inc., for consideration of approximately $9.0 million and the assumption of $1.7 million in debt. The consideration paid was in the form of $1.6 million in cash, 50,856 shares of EarthWeb common stock and $5.0 million in promissory notes. These notes were converted into 126,475 shares of EarthWeb common stock in March 2000. The beneficial conversion feature related to the notes payable of approximately $0.5 million was amortized over a one-year period thru March 2000. In addition, EarthWeb assumed $1.7 million in debt as part of the acquisition.

In March 1999, the EarthWeb acquired substantially all the assets of The Perl Journal, a technical publication for developers using the Perl programming language, and the related Web site TPJ.com. The purchase price of this acquisition was approximately $1.0 million, of which approximately $0.2 million was paid at closing and $0.8 million was paid in March 2000; both payments were made in cash. The consideration also consists of additional future payments, based on performance, in the form of cash or common stock, with an aggregate value of up to $0.5 million.

These transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. The unallocated excess of purchase price, plus transaction expenses, over the net assets acquired has been allocated to goodwill and other intangibles and are being amortized on a straight-line basis over a period of three to four years. The results of operations for each have been included with those of the Company for periods subsequent to the date of each acquisition.

Amortization expense of intangible assets resulting from acquisitions totaled $10.5 million and $4.6 million for the period of January 1, 2000 to December 26, 2000 and year ended December 31, 1999, respectively.

The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisitions of CIN, The Perl Journal, MicroHouse, SysOpt.com, and codeguru.com had been consummated as of the beginning of the periods presented. The unaudited pro forma information does not necessarily reflect the results that would have been achieved had the acquisitions occurred on such dates, nor is it necessarily indicative of future consolidated results of the Company.

                                     JANUARY 1, 2000          YEAR ENDED
                                   TO DECEMBER 26, 2000    DECEMBER 31, 1999
                                                (in thousands)
                                   -----------------------------------------
Revenues......................             $19,719              $14,038
Net Loss......................            $(81,666)            $(37,304)



Pro forma adjustments include: (i) amortization of goodwill and other intangible assets recorded as a result of the acquisitions, (ii) adjustment to record compensation expense related to options issued to EarthWeb Knowledge Products, Inc. employees to purchase common stock at an exercise price below the fair market value of the EarthWeb common stock at the date of grant, and (iii) adjustment to reflect the accretion of the discount on the convertible note issued in the connection with the acquisition of EarthWeb Knowledge Products, Inc.

4.  RESTRUCTURING AND IMPAIRMENT CHARGES

In December 2000 EarthWeb adopted a restructuring plan as a direct result of the sale of a portion of the Content Business to internet.com and the decision to exit the remaining Content businesses. These transactions, as well as revisions to future cash flow estimates due primarily to changes in the economic environment, resulted in a restructuring and impairment charge related to the Content Business of approximately $37.3 million. The components of this charge primarily include a $21.5 million write-off of intangible assets, an $8.4 million write-down of fixed assets, $6.0 million in accrued restructuring costs and $1.4 million in other costs.

Components of the accrued restructuring costs as of December 26, 2000 were as follows (in thousands):

                                             DECEMBER 26, 2000
                                             -----------------
Employee separation costs ...............         $3,360
Lease obligations .......................            823
Other related exit costs ................          1,810
                                             -----------------
  Total .................................         $5,993
                                             =================


Employee separation costs of $3.4 million relate to the employees of the Content businesses and primarily consist of severance, and medical and other benefits. Accrued costs for lease obligations of $0.8 million relate to lease commitments for offices that will be vacated and the termination of various office equipment leases. Other related exit costs that provide the Company no future benefit of $1.8 million are primarily comprised of guaranteed royalty payments, fixed advertising commitments and obligations related to prior acquisitions.

5.    INCOME TAXES

The net deferred tax asset consist of the following (in thousands):


                                       DECEMBER 26,           DECEMBER 31,
                                             2000                  1999
                                       ------------------------------------

Operating loss carryforward               $ 36,476             $ 19,124
Depreciation and amortization......          5,584                2,006
                                       ------------------------------------
Net deferred tax asset ............         42,060               21,130
Less: Valuation allowance .........        (42,060)             (21,130)
                                       ------------------------------------
  Deferred tax asset ..............       $     --            $     --
                                       ====================================

The difference between the Company's U.S. federal statutory rate of 34%, as well as its state and local rates of approximately 8%, net of the federal benefit, when compared to its effective rate of 0%, is principally comprised of its net operating losses and valuation allowance.

As of December 26, 2000, the Company has a net operating loss carryforward for federal income tax purposes of approximately $78.6 million, which will begin to expire in 2011 if they have not been used. The net deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future.


6.    BALANCE SHEET COMPONENTS

Property and equipment consist of the following (in thousands):

                                                           DECEMBER 26,     DECEMBER 31,
                                                               2000             1999
                                                           -----------------------------
Computer equipment and software ..................          $ 2,163           $ 7,142
Furniture and Fixtures ...........................              691               691
Leasehold improvements ...........................              628               627
                                                           -----------------------------
                                                              3,482             8,460
   Less, accumulated depreciation and amortization           (1,029)           (2,366)
                                                           -----------------------------
Total ............................................          $ 2,453           $ 6,094
                                                           =============================


Depreciation and amortization of property and equipment for the period of January 1, 2000 to December 26, 2000 and year ended December 31, 1999 totaled approximately $4.3 million and $1.2 million, respectively.

Intangible assets consist of the following:

                                                     DECEMBER 26,     DECEMBER 31,
                                                         2000             1999
                                                     -----------------------------

Goodwill ...............................               $--               $ 11,404
Other Intangible Assets ................                --                 16,828
Less accumulated amortization ..........                --                 (5,453)
                                                     -----------------------------
Intangible Assets, Net .................               $--               $ 22,779
                                                     =============================

7.  LONG-TERM DEBT AND CONVERTIBLE NOTES

As part of the consideration paid in the acquisition of MicroHouse International, Inc., EarthWeb issued convertible notes in the original principal amount of approximately $5.0 million, which were converted into 126,475 shares of common stock in March 2000. These notes have been discounted at a rate of 10.7%. The beneficial conversion feature of approximately $482,000 related to these convertible notes was amortized over their one-year life, which ended in March 2000.

As part of the consideration for the acquisition of SysOpt.com, EarthWeb issued a convertible promissory note in the original principal amount of $875,000; this note was converted into approximately 19,200 shares of EarthWeb common stock in July 2000.

8.    COMMITMENTS AND CONTINGENCIES

LEASES

EarthWeb leases equipment and office space under non-cancelable operating leases expiring at various dates through March 2009. Future minimum lease payments related to the Company, under non-cancelable operating and capital leases, as of December 26, 2000 are as follows (in thousands):

                                            OPERATING LEASES      CAPITAL LEASES
                                            ------------------------------------

2001 ....................................        $ 1,123              $ 1,291
2002 ....................................          1,430                  684
2003 ....................................          1,430                   74
2004 ....................................          1,479                    -
2005 and thereafter .....................          4,124                    -
                                            ------------------------------------
Total minimum payments ..................        $9,586                 2,049
                                            ================
Amount representing interest                                             (132)
                                                            --------------------
Obligations under capital leases                                        1,917
Obligations due within one year                                        (1,242)
                                                            --------------------
Long-term obligations under capital leases                             $  675
                                                            ====================




For the period of January 1, 2000 to December 26, 2000 and year ended December 31, rent expense of the Company was approximately $1.1 million and $0.9 million, respectively.

LETTERS OF CREDIT

As of December 26, 2000, the Company has $0.7 million in standby letters of credit to collateralize certain facility lease agreements. Restricted cash, which is included only in EarthWeb's financial statements, collateralizes such standby letters of credit.

LITIGATION

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. The Company does not believe that an adverse outcome of any proceeding would have a material effect on the Company's financial position or results of operations.

9.    STOCK BASED COMPENSATION

STOCK OPTION PLAN

During October 1996, EarthWeb adopted the 1996 Amended and Restated Stock Option Plan (the "1996 Plan") under which incentive stock options or non-qualified stock options to purchase common stock may be granted to eligible employees.

In November 1998, EarthWeb adopted the EarthWeb Inc. 1998 Stock Incentive Plan (the "1998 Plan"). In May 2000 the shareholders of EarthWeb approved an increase of 1.5 million shares to be reserved for issuance under the 1998 Plan. Also under the 1998 Plan, an annual increase is added on the first day of the Company's fiscal year beginning in 2000 equal to two percent (2%) of the number of shares outstanding as of such date or a lesser number of shares determined by the Compensation Committee. Following these terms approximately 196,000 shares were reserved for issuance in January 2000. The total number of shares of common stock reserved for issuance under the plan as of December 26,2000 and December 31, 1999 was approximately 3.7 million and 2.3 million, respectively. A summary of the status of EarthWeb's Stock Option Plans related to the Content Business, as amended, as of December 26, 2000 and December 31, 1999, and changes during these periods are presented below:

                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                                   OPTION           EXERCISE
                                                                   SHARES              PRICE
                                                                 --------------  -----------

OPTIONS OUTSTANDING -- DECEMBER 31, 1998 .................          251,562        $    5.89

Granted ..................................................        1,318,009            28.44
Exercised ................................................         (101,152)            5.40
Cancelled ................................................         (225,597)           24.58
Expired ..................................................           (1,135)            7.30
                                                                  ----------       ---------

OPTIONS OUTSTANDING -- DECEMBER 31, 1999 .................        1,241,687        $   26.47

Granted ..................................................          868,450            11.70
Exercised ................................................          (30,601)            5.43
Cancelled ................................................         (565,581)           21.27
Expired ..................................................          (30,515)           27.70
                                                                  ----------       ---------

OPTIONS OUTSTANDING - DECEMBER 26, 2000 ..................        1,483,440        $   20.22
                                                                  ==========       =========
Options exercisable at December 26, 2000 .................          324,364
Options exercisable at December 31, 1999 .................           32,113

Weighted average fair value of options granted during
  period ended December 26, 2000 .........................        $    8.30
Weighted average fair value of options granted during 1999        $   19.55


The following table summarizes information about stock options outstanding at December 26, 2000:

------------------------------------------------------------------------------------
              OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
------------------------------------------------------------------------------------
                                     WEIGHTED
                                      AVERAGE     WEIGHTED                 WEIGHTED
                                     REMAINING     AVERAGE                  AVERAGE
        RANGE OF         SHARES     CONTRACTUAL   EXERCISE    SHARES       EXERCISE
    EXERCISE PRICES    OUTSTANDING     LIFE        PRICE     EXERCISABLE     PRICE
    ---------------    -----------  -----------   --------   -----------   --------
$1.54                     1,825         3.1         $1.54       1,701      $    1.54
$3.08                    17,497         3.9         $3.08       8,015      $    3.08
$8.57 - $12.44          233,425         9.2        $ 9.77       5,647      $   10.13
$13.00 - $13.70         444,008         9.5        $13.07      16,041      $   13.27
$26.19 - $36.13         769,185         8.4        $27.16     286,398      $   27.18
$54.81                   17,500         8.3        $54.81       6,562      $   54.81
------------------------------------------------------------------------------------
$1.54 - $54.81        1,483,440         8.8     $   20.22     324,364      $   26.02
------------------------------------------------------------------------------------


Options generally vest over a period of four years; however, 15% of all unvested options automatically vested at the date of the initial public offering.

The 1998 Plan also provides for the issuance of stock appreciation rights and restricted stock awards under which shares of common stock may be issued to eligible employees. EarthWeb granted 40,000 shares of restricted stock during 2000 that vest over various periods through 2006.

1998 EMPLOYEE STOCK PURCHASE PLAN

EarthWeb's 1998 Employee Stock Purchase Plan ("Stock Purchase Plan") was approved by the Board of Directors in November 1998. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide employees of EarthWeb with an opportunity to purchase common Stock through payroll deductions. At December 26, 2000, an aggregate of 72,791 shares of EarthWeb's common Stock were reserved for issuance under the Stock Purchase Plan. Under the Stock Purchase Plan an annual increase is added on the first day of EarthWeb's fiscal year beginning in 2000 equal to the lesser of (i) 400,000 shares, (ii) two percent (2%) of the number of shares as of such date or (iii) a lesser number of shares determined by the Compensation Committee. For the period of January 1, 2000 to December 26, 2000 and year ended December 31, 1999, the Company's employees purchased 35,930 and 30,232 shares of common stock at weighted average prices of $12.18 and $11.88 per share, respectively, under the Stock Purchase Plan.

STOCK-BASED COMPENSATION

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock-Issued to Employees" and related interpretations in accounting for its stock option issuances. EarthWeb has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation ("SFAS No. 123")."

If compensation cost for the Company's stock option issuances in the periods presented below had been recognized based on the fair value method under the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                JANUARY 1, TO      YEAR ENDED
                                                 DECEMBER 26,      DECEMBER 31,
                                                    2000              1999
                                              ----------------------------------
Net loss - as reported...............             $(80,833)        $(31,345)
Net loss - pro forma.................             $(81,539)        $(34,732)


The fair value of each option grant is estimated on the date of the grant using the "Black-Scholes option-pricing model" with the following weighted average assumptions used for grants for the period ended December 26, 2000 and the year ended December 31,1000; zero dividend yield for all years; 92% and 88% expected volatility for options granted in the period ended December 26, 2000 and the year ended December 31, 1999, respectively; a weighted average risk-free interest rate of 6.18% and 5.53%, respectively; and expected lives of 4 years for options granted.

10.   EMPLOYEE SAVINGS PLANS

EarthWeb has two savings plans (the "Savings Plans") that qualify as deferred salary arrangements under Section 401(k) of the Internal Revenue Code. Under the Savings Plans, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. For the period of January 1, 2000 to December 26, 2000 and year ended December 31, EarthWeb contributed approximately $7,100 and $10,300 to the Savings Plans, respectively.

                            INTERNET.COM CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATING BALANCE SHEET

                                 (IN THOUSANDS)

                                DECEMBER 26, 2000

                                                                            INTERNET.COM
                                               INTERNET.COM    PRO FORMA    CORPORATION
                                               CORPORATION    ADJUSTMENTS    PRO FORMA
                                               -----------    -----------   ------------
                    ASSETS

Current assets:
Cash and cash equivalents                         $ 60,479      $   (500) (1)   $ 59,979
Accounts receivable, net                            11,891          --            11,891
Prepaid expenses and other                           1,964          --             1,964
                                                  --------      ---------       --------
  Total current assets                              74,334          (500)         73,834

Property and equipment, net                          4,791            46 (2)       4,837
Intangible assets, net                              73,262         3,325 (3)      76,587
Investments and other assets                         6,801          --             6,801
                                                  --------      ---------       --------
  Total assets                                    $159,188      $  2,871        $162,059
                                                  ========      =========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                  $  2,163      $   --          $  2,163
Accrued expenses and other                           6,110           141 (4)       6,251
Accrued Web site acquisition payments               10,988          --            10,988
Deferred revenue                                     1,277           910 (5)       2,187
                                                  --------      ---------       --------
  Total current liabilities                         20,538         1,051          21,589

Accrued Web site acquisition payments                1,236          --             1,236
Deferred revenue                                      --           1,820 (5)       1,820
                                                  --------      ---------       --------
  Total liabilities                                 21,774         2,871          24,645

  Total stockholders' equity                       137,414          --           137,414
                                                  --------      ---------       --------
  Total liabilities and stockholders' equity      $159,188      $  2,871        $162,059
                                                  ========      =========       ========


           See notes to the unaudited pro forma financial statements.

                            INTERNET.COM CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATING BALANCE SHEET

                                 (IN THOUSANDS)

                                DECEMBER 26, 2000



The unaudited pro forma condensed consolidating balance sheet gives effect to the following unaudited pro forma adjustments:

1. Adjustment reflects the amount of cash paid for the purchase of certain assets of EarthWeb Inc. ("EarthWeb").

2. Adjustment reflects the fair value of certain fixed assets acquired by internet.com.

3. Adjustment reflects management's preliminary allocation of the purchase price for the assets of EarthWeb, as follows:

              Cash purchase price                     $  500
              Transaction costs                           85
              Fair value of liabilities assumed           56
              Fair value of deferred revenues          2,730
              Fair value of assets acquired              (46)
                                                      ------
              Goodwill                                $3,325
                                                      ======

4.    Adjustment reflects liabilities assumed by internet.com.

5.    Adjustment reflects deferred revenue related to barter advertising.


                                               INTERNET.COM CORPORATION

                        UNAUDITED PRO FORMA CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                         FOR THE YEAR ENDED DECEMBER 31, 1999

                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                             COMBINED
                                                                                           INTERNET.COM
                                                                                            CORPORATION
                                                                                            AND CONTENT
                                                        CONTENT                             BUSINESS OF                INTERNET.COM
                                     INTERNET.COM      BUSINESS OF      PRO FORMA           EARTHWEB      PRO FORMA     CORPORATION
                                    CORPORATION (A)    EARTHWEB INC.    ELIMINATIONS           INC.       ADJUSTMENTS    PRO FORMA
                                    ---------------    ------------     ------------       -----------    -----------  ------------
Revenues                                   $ 16,085        $ 12,895        $ (2,684)(1)       $ 26,296     $      910(8)   $ 27,206

Cost of revenues                              8,366           7,960          (3,933)(2)         12,393             55(9)     12,448
                                           --------        --------        --------           --------       --------      --------
Gross profit                                  7,719           4,935           1,249             13,903            855        14,758
                                           --------        --------        --------           --------       --------      --------

Operating expenses:
     Product development                          -           3,479          (3,424)(3)             55            (55)(9)         -
     Advertising, promotion
          and selling                         7,545          20,905         (12,130)(4)         16,320              -        16,320
     General and administrative               4,434           5,639          (2,619)(5)          7,454              -         7,454
     Depreciation                               673           1,224            (103)(6)          1,794             23(10)     1,817
     Amortization                             9,796           4,561          (2,466)(6)         11,891          1,108(11)    12,999
     Non-cash compensation
        charge                                7,975               -               -              7,975              -         7,975
                                           --------        --------        --------        -----------       --------      --------
Total operating expenses                     30,423          35,808         (20,742)            45,489          1,076        46,565
                                           --------        --------        --------        -----------       --------      --------

Operating income (loss)                     (22,704)        (30,873)         21,991            (31,586)          (221)      (31,807)

Other income (expense), net                     688            (472)            472(7)             688            (26)(12)      662
                                           --------        --------        --------         ----------       --------      --------

Income (loss) before income
   taxes                                    (22,016)        (31,345)         22,463            (30,898)          (247)      (31,145)
Provision for income taxes                        -               -               -                  -            -               -
                                           --------        --------        --------         ----------       --------      --------
Net income (loss)                          $(22,016)       $(31,345)       $ 22,463         $  (30,898)      $   (247)     $(31,145)
                                           ========        ========        ========         ==========       ========      ========

Basic and diluted net loss per
  share                                    $  (1.08)                                                                       $  (1.53)
                                           ========                                                                        ========
Weighted average number
  common shares outstanding                  20,335                                                                          20,335
                                           ========                                                                        ========


                            See notes to the unaudited pro forma financial statements.

(A) Represents the combined financial data of predecessor business and internet.com

                            INTERNET.COM CORPORATION

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999


The unaudited pro forma condensed consolidating statements of operations give effect to the following unaudited pro forma adjustments:

     1. Adjustment reflects the elimination of the paid products division of EarthWeb Inc. ("EarthWeb").

     2. Adjustment reflects elimination of $2.8 million of content, development and information technology costs related to the paid products division of EarthWeb, and $1.1 million of payroll related costs of certain lines of the Content Business of EarthWeb not acquired by internet.com.

     3. Adjustment reflects $3.4 million of product development costs related to the paid products division of EarthWeb.

     4. Adjustment reflects the elimination of $9.8 million of sales and marketing costs related to the paid products division of EarthWeb and $2.3 million of payroll related costs of certain lines of The Content Business of EarthWeb not acquired by internet.com.

     5. Adjustment reflects elimination of $1.6 million of general and administrative expenses related to the paid products division of EarthWeb and $1.0 million of payroll related costs of certain lines of the Content Business of EarthWeb, not acquired by internet.com.

     6. Adjustment reflects elimination of amortization and depreciation related to the paid products division of EarthWeb.

     7. Adjustment reflects elimination of interest expense related to the paid products division of EarthWeb.

     8.    Adjustment reflects income related to barter revenue.

     9. Adjustment reflects reclassification of product development costs of the Content Business of EarthWeb to cost of sales to properly conform to the internet.com presentation.

     10. Adjustment reflects depreciation related to fixed assets acquired by internet.com, which are being amortized over two years.

     11. Adjustment reflects the amortization of goodwill of $3.3 million which is being amortized over three years.

     12. Adjustment reflects the reduction in interest income related to the cash expended in the transaction.

                                      INTERNET.COM CORPORATION
             UNAUDITED PRO FORMA CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

               FROM JANUARY 1, 2000 THROUGH THE PERIOD ENDING DECEMBER 26, 2000

                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          COMBINED
                                                                                         INTERNET.COM
                                                                                         CORPORATION
                                                                                          AND CONTENT
                                                          CONTENT                         BUSINESS OF                  INTERNET.COM
                                       INTERNET.COM       BUSINESS OF      PRO FORMA        EARTHWEB     PRO FORMA      CORPORATION
                                       CORPORATION       EARTHWEB INC.    ELIMINATIONS        INC.      ADJUSTMENTS     PRO FORMA
                                       ------------      ------------     ------------    -----------   -----------    ------------
Revenues                                  $  51,970         $  19,719      $    (5,014)(1)  $  66,675     $     910 (8)   $  67,585
Cost of revenues                             22,969            11,603           (4,879)(2)     29,693         1,502 (9)      31,195
                                       ------------      ------------     ------------    -----------   -----------     -----------
Gross profit                                 29,001             8,116             (135)        36,982          (592)         36,390
                                       ------------      ------------     ------------    -----------   -----------     -----------

Operating expenses:

  Product development                             -             5,383           (3,881)(3)      1,502        (1,502) (9)          -
  Advertising, promotion and selling         18,232            23,023           (9,418)(4)     31,837            25 (10)     31,862
  General and administrative                 10,172             6,751           (3,328)(5)     13,595             -          13,595
  Depreciation                                2,099             4,303             (181)(6)      6,221            23 (11)      6,244
  Amortization                               24,854            10,470           (3,217)(6)     32,107         1,108 (12)     33,215
  Impairment                                      -            37,318                -         37,318       (37,318)(13)          -
                                       ------------      ------------     ------------    -----------    ----------      ----------
Total operating expenses                     55,357            87,248          (20,025)       122,580       (37,664)         84,916
                                       ------------      ------------     ------------    -----------   -----------      ----------
Operating (income) loss                     (26,356)          (79,132)          19,890        (85,598)       37,072         (48,526)
Other income (expense), net                   3,515            (1,701)           1,701(7)       3,515            26 (14)      3,541
                                       ------------      ------------     ------------    -----------   -----------       ---------

Income (loss) before
  income taxes                              (22,841)          (80,833)          21,591        (82,083)       37,098         (44,985)
Provision for income taxes                      205                 -                -            205             -             205
                                       ------------      ------------     ------------    -----------   -----------       ---------
Net income (loss)                      $    (23,046)     $   (80,833)     $     21,591    $   (82,288)  $    37,098       $ (45,190)
                                       ============      ============     ============    ============  ===========       =========

Basic and diluted net loss
   per share                           $      (0.92)                                                                      $   (1.81)
                                       ============                                                                       =========
Weighted average number
  common shares
  outstanding                                25,014                                                                          25,014
                                       ============                                                                       =========

                                   See notes to the unaudited pro forma financial statements.

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

                            INTERNET.COM CORPORATION

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

        FROM JANUARY 1, 2000 THROUGH THE PERIOD ENDING DECEMBER 26, 2000

The unaudited pro forma condensed consolidating statements of operations give effect to the following unaudited pro forma adjustments:

    1. Adjustment reflects the elimination of revenues from the paid products division of EarthWeb Inc. ("EarthWeb").

    2. Adjustment reflects elimination of $3.4 million of content, development and information technology payroll related costs of the paid products division of EarthWeb, and $1.4 million of payroll related costs of certain business of EarthWeb lines of certain business lines of the Content Business of EarthWeb not acquired by internet.com.

    3. Adjustment reflects $3.9 million of product development costs related to the paid products division of EarthWeb.

    4. Adjustment reflects the elimination of $7.0 million of sales and marketing costs related to the paid products division of EarthWeb and $2.4 million of payroll related costs of certain business lines the Content Business of EarthWeb not acquired by internet.com.

    5. Adjustment reflects elimination of $1.4 million of general and administrative expenses related to the paid products division of EarthWeb and $1.9 million of payroll related costs of certain business liens of The Content Business of EarthWeb, not acquired by internet.com.

    6. Adjustments reflect elimination of amortization and depreciation related to the paid products division of EarthWeb.

    7. Adjustment reflects elimination of interest expense related to the paid products division of EarthWeb.

    8.   Adjustment reflects income related to barter revenue.

    9. Adjustment reflects $1.5 million of reclassification of product development costs related to the Content Business of EarthWeb to cost of sales to properly conform to the internet.com presentation.

    10.  Adjustment reflects payroll related costs assumed by internet.com.

    11. Adjustment reflects depreciation related to fixed assets acquired by internet.com, which are being amortized over two years.

    12. Adjustment reflects the amortization of goodwill of $3.3 million, which is being amortized over three years.


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

    13. Adjustment relates to the elimination of restructuring and asset impairment charges recorded by EarthWeb during the period beginning January 1, 2000 through the period ending December 26, 2000.

    14. Adjustment reflects the reduction in interest income related to the cash expended in the purchase transaction.

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act, of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      INTERNET.COM CORPORATION

Date:  March 12, 2001             By: /s/ Christopher S. Cardell
                                     ----------------------------------------
                                          Christopher S. Cardell
                                          President & Chief Operating Officer

                                  EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

99.1        Press release, dated December 26, 2000, of internet.com Corporation



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